Exhibit 10.1

William L. Transier Chairman of the Board, President & Chief Executive Officer (713) 307-8730 Phone (713) 307-8793 Fax
September 25, 2007
Mr. J. Michael Kirksey
14803 Tumbling Falls
Houston, Texas 77062
Dear Mike,
Endeavour International Corporation is pleased to offer you a position as Executive Vice President and Chief Financial Officer, based out of our corporate office in Houston, reporting to me. The assignment will require extended travel to the United Kingdom for which Endeavour will be responsible for all reasonable business and household expenses. The start date will be September 26, 2007.
For payroll and benefit purposes, you will be an employee of ADP TotalSource, a preferred-employer organization that provides human resources services to Endeavour. The purpose of this letter is to describe your compensation and benefits, and to document the terms and conditions of your position.
BASE COMPENSATION — Your base cash compensation will be $29,166.67 per month. During the course of your assignment you will be eligible for base salary increases, performance bonuses, equity grants or other forms of compensation. Such compensation is subject to board approval based on company and personal performance.
EQUITY AWARD AT EMPLOYMENT — Upon your employment and following board approval, you will receive inducement grants of 400,000 shares of restricted stock and 400,000 stock options at a grant price of $2.00 per share. Both grants will vest in one-third increments over a three-year period from the issue date. At the vesting date, the value of the shares is treated as compensation subject to taxation. If your employment is terminated or you elect to leave the company before the vesting date of the shares, you forfeit the right to these awards.
BENEFITS COVERAGE — You will be eligible for benefits on the first of the month following 30 days of employment. Based on a hire date of September 26, 2007, you will be eligible for benefit coverage on November 1, 2007. The benefit package includes group medical, dental, vision, long-term disability and life insurance coverage. In addition, you will be provided free parking in the 1000 Main parking garage.
On the Quest for Energy
Endeavour International Corporation      1000 Main Street, Suite 3300, Houston, Texas 77002       713-307-8700       www.endeavourcorp.com

RELOCATION TO HOUSTON — Endeavour agrees to purchase your current residence at a price not to exceed $645,000 as part of a directed sale transaction under the company’s relocation program. Based on two appraisals solicited by our relocation company, a fair market value of the home will be determined and if this amount is lower than the $645,000, the difference will be treated as taxable income payable by you. The company will also coordinate and pay for the shipment of personal and household goods to your home in Houston.
VACATION — You qualify for four weeks of vacation each year consistent with company policies.
Mike, we look forward to having you as a member of the Endeavour executive team. We are confident that your experience and knowledge will be an asset to the organization. Please feel free to contact Janice White at (713) 307-8780 or me if you have any questions.
Sincerely,
/s/ William L. Transier
William L. Transier
Chairman, Chief Executive Office and President
On the Quest for Energy
Endeavour International Corporation      1000 Main Street, Suite 3300, Houston, Texas 77002       713-307-8700       www.endeavourcorp.com